SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 10, 2010
LEVI STRAUSS & CO.
(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1155 BATTERY STREET
SAN FRANCISCO, CALIFORNIA 94111
(Address of principal executive offices, including zip code)
(415) 501-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
     ☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On May 10, 2010, the Board of Directors elected Robert A. Eckert as a new member of the Board, to be effective immediately. Mr. Eckert will serve as a Class III director and will be compensated on the same terms as the other non-employee directors of the Company. His election fills a vacancy on the Board.
Mr. Eckert is currently Chairman of the Board and Chief Executive Officer of Mattel, Inc., a position he has held since May 2000. He previously worked for Kraft Foods, Inc. for 23 years, most recently as President and Chief Executive Officer from October 1997 until May 2000. From 1995 to 1997, Mr. Eckert was Group Vice President of Kraft Foods, Inc. and from 1993 to 1995, Mr. Eckert was President of the Oscar Mayer foods division of Kraft Foods, Inc. In addition to his membership on the Board of Mattel, Mr. Eckert is currently a director of McDonald’s Corporation.
There is no understanding or arrangement between Mr. Eckert and any other person or persons with respect to his election as director and there are no family relationships between Mr. Eckert and any other director or executive officer or person nominated or chosen by the Company to become a director or executive officer. The Company has entered into its standard form Director Indemnification Agreement with Mr. Eckert. There have been no transactions, nor are there any currently proposed transactions, to which the Company was or is to be a party in which Mr. Eckert or any member of his immediate family had, or will have, a direct or indirect material interest.
A copy of the press release announcing the election of Mr. Eckert is attached as Exhibit 99.1 hereto.
ITEM 9.01. Financial Statements and Exhibits.
(c) Exhibits.
99.1 Press release, dated May 14, 2010, announcing the election of Robert A. Eckert to the Board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.
DATE: May 14, 2010	By:	/s/ Blake Jorgensen
		Name:	Blake Jorgensen
		Title:	Executive Vice President and Chief Financial Officer